Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES THE RETIREMENT

OF RICHARD E. MONTAG FROM ITS BOARD OF DIRECTORS

NEW YORK, NY, Febraury 24, 2023 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today that Richard E. Montag has retired from its Board of Directors, effective February 21, 2023.

Mr. Montag’s decision to retire comes after more than 12 years of service on the Company’s Board where he also served as a member of the Audit Committee and the Compensation Committee.

Prior to joining Getty's Board, Mr. Montag had a highly successful career as a senior executive in the real estate industry, including as Vice President of Real Estate Development at the Richard E. Jacobs Group, one of the most established and respected owners, developers, and managers of commercial real estate in the U.S. Mr. Montag also served as a member of the Board of Directors of a number of prominent retail and real estate companies.

“On behalf of the Board of Directors, and all Getty employees, I want to thank Richard for serving on our Board and for his overall contributions to the Company,” commented Christopher J. Constant, Getty’s President & Chief Executive Officer. “Richard’s real estate expertise was always greatly appreciated in helping us manage all aspects of our growing portfolio. On a personal note, we will miss him and wish him all the best in his retirement.”.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2022, the Company’s portfolio included 1,039 freestanding properties located in 38 states across the United States and Washington, D.C.

Contacts:	Investor Relations
(646) 349-0598
ir@gettyrealty.com